As filed with the Securities and Exchange Commission on February 2, 1999 Registration No. 333-41063

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   ---------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                   ---------

                         TOTAL CONTROL PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)

                ILLINOIS                           36-3209178
    (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)

                            2001 NORTH JANICE AVENUE
                          MELROSE PARK, ILLINOIS 60160
                                 (708) 345-5500
         (Address and telephone number of principal executive offices)

                          TOTAL CONTROL PRODUCTS, INC.
                       1996 DISCOUNT STOCK PURCHASE PLAN
                           (Full title of the plans)

                                NICHOLAS T. GIHL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TOTAL CONTROL PRODUCTS, INC.
                            2001 NORTH JANICE AVENUE
                          MELROSE PARK, ILLINOIS 60160
                                 (708) 345-5500
           (Name, address and telephone number of agent for service)

                                ----------------

                                    Copy to:
                              MARK S. ALBERT, ESQ.
                             D'ANCONA & PFLAUM LLC
                             111 EAST WACKER DRIVE
                                   SUITE 2800
                            CHICAGO, ILLINOIS 60601
                                 (312) 602-2000

================================================================================

     This Registration Statement No. 333-41063 (the "Registration Statement") registered shares of common stock, no par value per share, (the "Common Stock"), of Total Control Products, Inc. (the "Registrant") which could be purchased pursuant to Registrant's 1996 Discount Stock Purchase Plan (the "Plan").

     On January 5, 1999, Orion Merger Corp., a wholly owned subsidiary of GE Fanuc Automation North America, Inc., and an indirect majority owned subsidiary of General Electric Company, accepted for payment approximately ninety-eight percent (98%) of the outstanding Common Stock of the Registrant pursuant to a tender offer. The last Purchase Period (as defined in the Plan) ended on November 30, 1998, and upon acceptance for payment of the Common Stock pursuant to the tender offer, the Plan was terminated. As a result of the consummation of the tender offer and the termination of the Plan, the Registrant hereby amends the Registration Statement to remove the Common Stock from registration under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois, on the 29th day of January, 1999.


                         TOTAL CONTROL PRODUCTS, INC.
                         AN ILLINOIS CORPORATION

                         By:  /s/ PETER A. NICHOLSON
                              -----------------------------------------
                              Peter A. Nicholson
                              Senior Vice President and Chief Financial
                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 29, 1999.

NAME                        TITLE                          DATE
-------------------------   -----------------------------  ----------------

/s/ NICHOLAS T. GIHL        Chairman, President, Chief
-------------------------   Executive Officer and          January 29, 1999
Nicholas T. Gihl            Director (Principal Executive
                            Officer)

/s/ PETER A. NICHOLSON      Senior Vice President and
-------------------------   Chief Financial Officer        January 29, 1999
Peter Nicholson             (Principal Financial and
                            Accounting Officer)

     *
-------------------------   Chairman Emeritus and          January 29, 1999
Julius J. Sparacino         Director

     *
-------------------------   Director                       January 29, 1999
A.B. Siemer

     *
-------------------------   Director                       January 29, 1999
Donald Kramer

/s/ THOMAS M. CRUZ
-------------------------   Director                       January 29, 1999
Thomas M. Cruz


----------------------------  Director                     January   , 1999
Lawrence A. Sollecito


/s/ JOHN C. KROON
----------------------------  Director                     January 29, 1999
John C. Kroon


----------------------------  Director                     January __, 1999
Vincent L. Tullo


----------------------------  Director                     January __, 1999
Joseph M. Hogan


----------------------------  Director                     January __, 1999
Larry E. Pearson


*By: /s/ PETER A. NICHOLSON
     ----------------------------------------
          Peter Nicholson
          As Attorney-in-Fact
